Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 File Nos. 333-58033, 333-54166 and 333-115563) pertaining to the 1997 Equity Incentive Plan and Employee Stock Purchase Plan of Dynamic Materials Corporation of our reports dated March 10, 2006, with respect to the consolidated financial statements and schedules of Dynamic Materials Corporation, Dynamic Materials Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Dynamic Materials Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Denver, Colorado
March 10, 2006